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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-50413) and related Prospectuses and Prospectus Supplements of Federal-Mogul Corporation for the registration of its common stock, debt securities, and preferred stock, and to the inclusion and incorporation by reference therein of our report dated January 30, 1998 (except for note 20, as to which the date is February 24, 1998) with respect to the consolidated financial statements and to the incorporation by reference of our report dated January 30, 1998 (except for note 20, as to which the date is February 24, 1998) with respect to the financial statement schedule of Federal-Mogul Corporation included in its Annual Report on Form 10-K for the year ended December 31, 1997 and the inclusion and incorporation by reference of our report dated February 13, 1998 with respect to the financial statements of The Operating Businesses of the Fel-Pro Group included in Federal-Mogul Corporation's Form 8-K/A dated April 7, 1998, and the incorporation by reference therein of our report dated February 13, 1998, with respect to the financial statements of The Operating Business of Felt Products Mfg. Co. and subsidiaries included in Federal-Mogul Corporation's Form 8-K dated April 17, 1998, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

May 14, 1998
Detroit, Michigan